EXHIBIT 23.3

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statement on Form S-8, No. 333-166975, of Barnes Group Inc. of our reports dated October 28, 2013 relating to our audit for the year ended December 31, 2012 and reviews for the six-month periods ended June 30, 2013 and 2012 of the consolidated financial statements of Otto Männer Holding AG included in the Barnes Group Inc. Current Report on Form 8-K/A filed on January 14, 2014.

Freiburg, 07. March 2014

Bansbach Schübel Brösztl & Partner GmbH
Wirtschaftsprüfungsgesellschaft
Steuerberatungsgesellschaft

/s/ Shell	/s/ Eichin

Schell	Eichin
Wirtschaftsprüfer	Wirtschaftsprüferin
(German Public Auditor)	(German Public Auditor)